Exhibit 99

MEREDITH CORPORATION
FISCAL 2009 FIRST QUARTER
INVESTOR CONFERENCE CALL

MIKE LOVELL

Good morning. This is Mike Lovell, Director of Investor Relations for Meredith Corporation. Before Chief Executive Officer Steve Lacy begins our presentation, I'll take care of a few housekeeping items.

In our remarks, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's web site and in our earnings release. A transcript of this call will be posted to our web site, as well. With that, Steve will begin the presentation.

STEVE LACY

Before I begin with our formal remarks, I'd like to introduce our new Chief Financial Officer, Joe Ceryanec. Joe started at Meredith last week. Joe brings strong financial and operating experience to Meredith, having served as chief financial officer for McLeodUSA. We're pleased to have him. I am sure you will enjoy meeting and working with Joe.

Today I'll start with a brief financial recap of the first fiscal quarter of 2009; offer some thoughts on the current state of the environment we're experiencing, and how Meredith is responding; provide more detail on Meredith's operating performance; update our financial outlook; and then answer your questions.

FINANCIAL RECAP
Fiscal 2009 first quarter earnings per share were $0.41 and revenues were $370 million, in-line with expectations. This compares to fiscal 2008 first quarter earnings per share of $0.68 and revenues of $404 million.

The weak calendar 2008 advertising environment intensified across our businesses in the first fiscal quarter, impacting revenue and profit performance. We expect this weakness to continue at least until we begin to access our customers' calendar 2009 advertising budgets.

It has particularly impacted ad categories that have long been staples of the American economy, including food, home, automotive, and pharmaceutical. These categories have consistently outpaced advertising industry growth rates, and we're confident they will serve us well in the long-term.

We believe these marketplace trends are fundamentally cyclical, not structural. Data related to advertising spending and consumer media usage supports this position.

For example, consumer magazines increased their share of total advertising spending to 6.7 percent, according to annual research recently released by Veronis Suhler Stevenson. That's the highest revenue share for magazines as an industry since calendar 2000.

Additionally, our consumer audiences continue to grow across our Publishing, Broadcasting, online and video platforms.

In the most recent Mediamark Research and Intelligence report, magazines as an industry increased their total audience by 2 percent industry-wide over the prior year. At Meredith, we increased our total audience by 4 percent, and eight of the 10 Meredith magazines that MRI measures increased their total audiencel.

In Broadcasting, several Meredith television stations - including key markets such as Phoenix, Nashville and Kansas City - reported significant increases in news viewership in the most recent ratings book. Additionally, Better, our nationally syndicated show produced by Meredith Video Solutions, has tripled its reach to 30 percent of all U.S. television households.

Online unique visitors and page views are on the rise across our Web sites and broadband channels, both up more than 15 percent so far in calendar 2008. Additionally, the number of videos streamed and downloaded across our sites is up nearly 35 percent in calendar 2008.

To capture a higher share of advertising revenues in the current environment, we have put in place several new sales and marketing programs. These include cross-platform sales by Meredith 360o and branded local initiatives in our television markets such as Job Connections and Better Health. I'll provide more detail in a few moments.

These are designed to take advantage of Meredith's vast reach to 85 million unduplicated American consumers; highlight the operational efficiency that our scale affords; and showcase our capabilities at delivering our expert content across multiple media platforms.

Our message to clients is simple and straight forward: Using our trusted brands, Meredith can effectively deliver your marketing message to larger and more targeted audiences at a more competitive price.

At the same time, we continue to pursue strategies to grow our non-advertising sources of revenues, driven by continued strong performance from Meredith Integrated Marketing and our Brand Licensing activities. Both of these businesses have experienced rapid growth, and I'll discuss our latest initiatives in more detail in a few moments.

Given the current economic environment, we are putting increased emphasis on aggressively managing expenses across the company. Despite 22 percent higher paper prices, total company expenses declined 3 percent in the quarter. Excluding acquisitions, total company expenses declined 5 percent.

We have a solid balance sheet, conservative debt levels at a low cost of funds and adequate liquidity supported by strong free cash flow. Meredith has maintained this strong financial position for years, and it is even more important in this period of economic uncertainty.

PUBLISHING
Now let's look at our operating performance, beginning with Publishing.

As I just mentioned, businesses that operate in several of our largest endemic advertising categories - such as food and beverages, prescription and non-prescription drugs, and home - have been impacted greatly by the current economic downturn. Combined, Meredith magazine advertising revenues in these categories declined over 25 percent in the first quarter, according to Publishers Information Bureau (PIB) data.

Meredith has put increased emphasis on diversifying its advertising categories, and that strategy has partially offset year-to-date weakness. According to PIB, Meredith increased advertising revenues and outperformed the industry in several non-core categories in the quarter, including beauty, travel, entertainment and apparel.

Combined advertising revenues in these categories increased more than 25 percent in the first quarter of fiscal 2009 compared to the prior-year quarter.

We've also achieved growth in advertising revenue per magazine page, which was up approximately 3 percent in the first quarter of fiscal 2009. We were able to maintain our price discipline thanks to a very detailed and aggressive pricing strategy. It enables us to sell our space at the best price the market will bear for the audience we deliver.

Turning to circulation, profit contribution and related margin for our subscription activities increased in the first quarter. Initial direct mail response rates and renewals are either stable or growing across our portfolio of magazine titles. Total circulation revenues declined, due to softer retail sales and Meredith's plan to publish fewer newsstand-only Special Interest titles.

Meredith Integrated Marketing delivered another outstanding quarter. Operating profit rose 30 percent. Results were driven primarily by strong performance in the core custom publishing business, along with increased contributions from acquisitions made over the last two years.

Integrated Marketing continues to thrive as clients desire more measurable returns on their marketing investments. Our core custom publishing skills and the new capabilities we have added through acquisitions make us well-positioned to win new business and increase the scope of our existing programs over time.

The latest example is the launch of a custom marketing program for Suzuki that includes database analytics and direct marketing services. In addition, we are creating a custom publication for Suzuki owners called S-Life that will be delivered this fall.

We continue to expand our important relationship with Kraft and its Food & Family service brand. We have added many new elements since winning our initial assignment of publishing a custom magazine that reaches millions of consumers. Today, we are engaged in circulation consulting and database list rental, too. We are also producing digital, video and e-marketing campaigns.

Brand licensing operating profit rose more than 30 percent in the first quarter of fiscal 2009, reflecting the strength of our consumer brands and our success at extending our brands beyond traditional media.

We recently announced multiple licensing agreements to extend the Parents, More, and Diabetic Living brands to seven international regions, collectively, including Italy, Mexico, Brazil and Thailand. With these new alliances, Meredith's global reach will expand to more than 25 agreements in 40 countries. We will continue to secure new licensing agreements for our Publishing brands outside the United States, driven primarily by a growing middle class and increasing home ownership in developing countries.

Last month, more than 550 Better Homes and Gardens-branded home-related products were introduced at Walmart stores across the country. The collection represents the largest extension of the Better Homes and Gardens brand in its history.

We are pleased with the quality, presentation and scope of merchandise to date.  In addition to the significant shelf space Walmart stores have dedicated to the Better Homes and Gardens brand, there will be 12 Better Homes and Gardens-branded end caps on the main entry aisle in all stores during the key holiday retail sales period.  This program is being promoted by an extensive multi-platform marketing and advertising campaign Wal-Mart is currently executing.

Additionally, we've reached agreement with Wal-Mart to expand the home product line that builds on this initial launch. It includes more bedding and bath products, as well as additional outdoor and garden pieces and accents. Items from this expanded list are expected in stores by fall 2009.

These multiple brand extension initiatives are receiving increased national recognition. Earlier this month, the Better Homes and Gardens brand was named by the trade publication Adweek to the #1 spot on its 2008 Brand Leaders list.

Along with the strength of the core magazine, factors that contributed to this honor included our Wal-Mart agreement; Better Homes and Gardens' license with Universal Furniture; Better Homes and Gardens Real Estate; the re-launch and continued success of BHG.com; the Better.TV broadband channel; the expanding Better syndicated television show; and increased international magazine editions.

BROADCASTING
Now let's turn to our Broadcasting group performance. Ongoing industry-wide weakness in core television advertising categories - including automotive, professional services, restaurants, furnishings and retail - impacted Broadcasting performance in the quarter. Combined advertising revenues in these categories declined nearly 20 percent.

Political advertising helped offset some of this weakness. First quarter net political advertising revenues were $6 million, as expected, compared to $1 million in the year-ago quarter. Unlike many peers, we did not benefit significantly from the summer Olympics. Our lone NBC station in Nashville generated $1 million in Olympic-related advertising revenues.

The Meredith Broadcasting Group is also putting increased emphasis on non-traditional and emerging categories. These include entertainment, electronics, travel, and utilities. Combined advertising revenues from these categories increased more than 15 percent in the quarter.

Additionally, we continue to develop new revenue streams and share best practices across the group. For example, our stations are selling product integration in local programming. All stations are also doing sponsored live remotes from local businesses and schools. These are helping us gain more viewers and attract advertising from new-to-television clients.

We've implemented our successful Job Connections program across our stations. Job Connections takes advantage of the power and reach of our stations and Web sites to help local businesses recruit new employees.

"Better Health" is a new multi-platform sales program launched this month in our Hartford, Nashville, Portland and Atlanta markets. The program combines health content from our trusted Publishing brands with internet advertising, spot advertising, Cornerstones features and weekly segments on our Better television show. Healthcare providers in the Meredith's local TV markets purchase exclusive rights and serve as the featured expert in the Better Health program.

Turning to ratings, many of our stations enhanced their news position with the important adults age 25-54 demographic during the July book. Several stations posted gains in evening and late news, including Phoenix, Nashville, Kansas City and Las Vegas. Our gains in ratings and market share are key to commanding higher revenues for advertising spots.

Meredith Video Solutions, while still in an investment phase, doubled revenues during the first fiscal quarter of 2009. The Better syndicated television show debuted in 30 new markets in September, and now reaches more than 40 markets.

Earlier this month, we reached agreements with stations in three Top 20 markets - San Francisco (#5), Cleveland (#17) and Denver (#18). We anticipate gaining clearance in additional markets before the end of the calendar year.

Retransmission fees more than doubled from a year ago to $3 million in the first quarter of fiscal 2009. We have a number of agreements with our largest carriers expiring in December 2008. We expect retransmission fees will grow to at least $15 million annually by fiscal 2010.

CORPORATE
Turning to our financial structure, we are well-positioned to weather the current softness in advertising and turbulence in the financial markets, gain advertising market share and maintain the ability to make acquisitions and investments when opportunities arise. We have a strong balance sheet with a low level of debt and are exercising aggressive expense management across the company.

Total debt was $465 million and the weighted average interest rate was approximately 4.5 percent as of September 30, 2008.  The debt-to-EBITDA ratio was a conservative 1.6 to 1.  Meredith has repurchased approximately 750,000 shares in fiscal 2009, leaving 1.6 million shares remaining under current share repurchase authorizations.

Unallocated corporate expenses during the quarter declined to $6.4 million, due primarily to the timing of management incentive accruals.  Meredith expects unallocated corporate expenses to approximate $30 million for fiscal 2009, primarily reflecting higher non-cash pension expense. Capital expenditures during the quarter increased to $10 million, due primarily to completion of Broadcasting projects initiated in the prior year. Meredith expects capital expenditures to approximate $30 million for fiscal 2009.

OUTLOOK
Many of our largest advertisers continue to face a challenging economic environment. The resulting advertising weakness - partially offset by political advertising at our television stations - will impact the company's performance at least through the second quarter of fiscal 2009. In addition, operating results will continue to be impacted by significantly higher paper prices.

It's difficult to predict the duration of the current advertising downturn. It is equally difficult to forecast how advertising budgets, which generally reset with the start of the new calendar year, will change as we begin calendar 2009.

Currently, fiscal 2009 second-quarter Publishing advertising revenues are down in the high teens, compared to the 8 percent growth in the second quarter of fiscal 2008. Broadcasting non-political advertising pacings are currently down in the high 20s, compared to the 6 percent growth in the second quarter of fiscal 2008. We expect approximately $15 million in political advertising revenues at our television stations in the second fiscal quarter, in-line with expectations.

Paper prices in the fiscal second quarter will average approximately 20 percent higher than in the year-ago. Our average tax rate will be approximately 41.8 percent in the second quarter, and 39.5 percent for full fiscal 2009.

Currently, we expect full-year earnings per share of $2.50 to $2.85. Second quarter earnings per share are expected to range from $0.47 to $0.52.

CONCLUSION
To conclude, Meredith possesses a solid foundation and is well-positioned to build shareholder value over time. Specifically:

    We have a powerful portfolio of highly profitable media brands and assets;

    We possess a strong and growing connection with the American consumer, particularly women, who make the overwhelming majority of the purchasing decisions in the household;

    We have a balanced revenue mix - 60 percent from advertising sources and 40 percent from non-advertising sources;

    Many of our non-advertising sources of revenue, including our integrated marketing and brand licensing businesses, are experiencing rapid growth and possess more upside potential;

    We are continuing aggressive expense management practices in times of marketplace uncertainty; and

    We generate significant free cash flow, have a conservative balance sheet, and a modest level of debt at a low cost of funds.

At Meredith, we have a proven track record of outperforming our respective industries and growing market share. Once again, we believe current trends are cyclical in nature and not structural as it relates to our industry or Meredith in particular. We're confident we will manage through this challenging time, and emerge in an even stronger competitive position.

Now, we will be happy to field your questions.